Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (together with its exhibits, the “Agreement”) is made by and among Ibis Technology Corporation (“Ibis”), Nissin Ion Equipment Company, Ltd. (“Nissin”), Dr. Hilton Glavish, and Zimec Consulting, Inc. (d/b/a Zimec, Inc.) (Dr. Hilton Glavish and Zimec Consulting, Inc. are herein collectively referred to as “Zimec”), each individually a “Party” and collectively the “Parties” to this Agreement.  The Appendices to this Agreement are attached hereto for reference purposes only and are not part of this Agreement.

WHEREAS, Zimec Consulting, Inc. (d/b/a Zimec, Inc.) is a Nevada corporation formed in 1989 that is the successor to all the rights and obligations of Zimec, Inc., a California corporation which was merged into Zimec Consulting, Inc.;

WHEREAS, Nissin, Ibis and Zimec had previously entered into a series of transactions wherein: a) [**]; b) Zimec subsequently exclusively licensed its 1-D rights to Ibis pursuant to the Zimec-Ibis 1-D Sublicense Agreement; and c) Ibis thereafter non-exclusively licensed its 1-D rights to Nissin, [**] and [**];

WHEREAS, Nissin and Ibis entered into the Option Exercise Agreement wherein Ibis licensed the Wiggler Patents to Nissin, and Nissin licensed the Bias Scan Patents to Ibis;

WHEREAS, Ibis and Zimec entered in the Zimec-Ibis Dual Field Cross-License Agreement wherein Ibis licensed the Wiggler Patents to Zimec, and Zimec licensed the Dual Field Patents to Ibis;

WHEREAS, the Parties wish to terminate the existing licenses to Nissin, Ibis and Zimec, assign the Dual Field Patents and Wiggler Patents to Nissin and thereby simplify ownership by vesting sole ownership of the 2-D patents, 1-D Patents, Bias Scan Patents, Dual Field Patents and Wiggler Patents in Nissin;

WHEREAS, Nissin wishes to grant Ibis certain rights pursuant to the Simox and Hydrogen License Agreement;

WHEREAS, [**]; and

WHEREAS, Ibis and Zimec wish to terminate and release certain rights and obligations to each other pursuant to the Ibis-Zimec Termination and Release Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.  Effective Date

The effective date of this Agreement shall be October 30, 2008 (“Effective Date”).

2.  Definitions

For the purposes of this Agreement: (i) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits) and not to any particular provision of this Agreement, and Section and paragraph references shall be to the Sections and paragraphs of this Agreement, unless otherwise specified; and (ii) the word “including” and “include” and words of similar import when used in this Agreement mean “including without limitation.”  As used herein, the following terms will have the following meanings:

(a) Patent Rights

“1-D Patents” shall mean all patents and patent applications worldwide for inventions disclosed in U.S. Patent Nos. 5,311,028, issued May 10, 1994, entitled “System and Method for Producing Oscillating Magnetic Fields in Working Gaps Useful for Irradiating a Surface with Atomic and Molecular Ions”; 5,393,984, issued Feb. 28, 1995, entitled “Magnetic Deflection System for Ion Beam Implanters”; and 5,483,077, issued January 9, 1996, entitled “System and Method for Magnetic Scanning, Accelerating, and Implanting of an Ion Beam”, including all U.S. and foreign patents and any patent applications identified on Exhibit 1.

“Bias Scan Patents” shall mean all patents and patent applications worldwide for inventions disclosed in U.S. Patent 5,438,203, issued August 1, 1995, entitled “System and Method for Unipolar Magnetic Scanning of Heavy Ion Beams”, including all U.S. and foreign patents and any patent applications identified on Exhibit 2.

“Dual Field Patents” shall mean all patents and patent applications worldwide for inventions disclosed in U.S. Patent 5,672,879, issued September 30, 1997, entitled “System and Method for Producing Superimposed Static and Time-Varying Magnetic Fields”, including all U.S. and foreign patents and any patent applications identified on Exhibit 3.

“Wiggler Patents” shall mean all patents and patent applications worldwide for inventions disclosed in U.S. Patent 5,481,116, issued January 2, 1996, entitled “Magnetic System and Method for Uniformly Scanning Heavy Ion Beams”, including all U.S. and foreign patents and any patent applications identified on Exhibit 4.

(b)  Zimec-Nissin Agreements

[**];

(c) Zimec-Ibis Agreements

“Zimec-Ibis 1-D Master Agreement” shall mean the “Master Agreement”, effective as of August 7, 1992, between Dr. Hilton Glavish (acting for himself and on behalf of Zimec, Inc.) and Ibis Technology Corporation, executed by both parties on 12/21/1993, Appendix 11;

“Zimec-Ibis 1-D Sublicense Agreement” shall mean  the “Sublicense Agreement” attached as Exhibit A to “Master Agreement”, between Dr. Hilton Glavish (acting for himself and on behalf of Zimec, Inc.) and Ibis Technology Corporation, executed by both parties on 12/21/1993 and re-executed by them on  3/9/1995, Appendix 12;

“Zimec-Ibis Dual Field Master Agreement” shall mean the “Master Agreement-Zero Field Correction”, effective as of August 7, 1994, between Hilton Glavish (acting for himself and Zimec, Inc.) and Ibis Technology Corporation, executed by Dr. Glavish on 05-14-1997 and on behalf of Ibis on 5-1-1997, Appendix 13; and,

“Zimec-Ibis Dual Field Cross-License Agreement” shall mean the “Cross License Agreement” attached as Exhibit A to Master Agreement-Zero Field Correction, effective  as of August 7, 1994, between Dr. Hilton Glavish (acting for himself and on behalf of Zimec, Inc.) and Ibis Technology Corporation, executed  by Dr. Glavish on 05/14/1997 and on behalf of Ibis on 5/1/1997, Appendix 14.

(d) Ibis-granted third party 1-D Sub-licenses

[**]; and

(e) Nissin-Ibis Agreements

“1-D License to Nissin” shall mean the “License Option Agreement” effective 3rd day of June, 1994 between Nissin Electric Co., Ltd and Ibis Technology Corporation, executed on behalf of Nissin Electric on 6-15-1994 and on behalf of Ibis on 6-3-1994, recently assigned by Nissin Electric to Nissin Ion, Appendix 17.

“Option Exercise Agreement” shall mean the “Agreement” between Nissin Electric Co., Ltd. and Ibis Technology Corporation, effective September 1, 1994, Appendix 18.

(f) Consulting Agreements

[**]

“Zimec-Ibis 1-D High Current Oxygen Machine Consulting Agreement” shall mean the “Consulting Agreement” made 13 November, 1989 between Ibis Technology Corp. and Zimec, Inc, Appendix 10B.

[**]

“Affiliate(s)” of a Party means a company or other legal entity, which now or hereafter controls, is controlled by, or is under common control with a Party.  Control shall mean either direct or indirect ownership or control of: (a) more than fifty percent (50%) of the outstanding shares or other securities entitled to vote for election of directors (or other managing authority); or (b) more than fifty percent (50%) of the equity interest of a company or other legal entity, but only as long as such control or ownership exists.

“Claim” means any assertion of right whatsoever (including all debts, promises, damages, equitable claims and judgments), liquidated or unliquidated, fixed or contingent, direct or indirect, or imputed.

“Encumbrance” means any charge or interest relating to or arising out of any condition, equitable interest, lien, license, covenant not to sue, option, pledge, security interest, mortgage, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, transfer, receipt of income or exercise of any other attribute of legal or equitable ownership.

“Hydrogen Separation Field” means the field of  use for the production of Hydrogen Wafers using high energy, high current ion implantation machines.

“Hydrogen Wafer” means a wafer in which a buried layer of hydrogen has been created in a semiconductor substrate by implantation of hydrogen ions, which enables fracture at the  buried layer of hydrogen to promote separation of the outer layer of the semiconductor substrate from the remaining body of the substrate.

“Know-How” means, to the extent they exist, ideas, concepts, inventions, know-how, trade secrets, technical knowledge, discoveries, developments, innovations, improvements, processes, methods, data, formulas, information, research and development, compositions, techniques, and designs regardless of whether or not protected or entitled to protection under the patent, copyright or other laws of any jurisdiction.

“Losses” means any losses, claims, damages and liabilities (including without limitation interest, penalties and reasonable attorneys’ fees).

“Sellers” are Ibis and Zimec.

3.  Purchase

Section 3.1.  Purchased Assets.  In reliance on the representations, warranties, and agreements contained herein, Sellers shall, and hereby do, sell, assign, transfer and deliver to the Nissin, and Nissin shall, and hereby does, purchase and accept from the Sellers, all of the rights, title and interests in and to the following assets, properties and rights, free and clear of all Claims and Encumbrances other than set forth herein (collectively, the “Purchased Assets”):

(a)                                 Patents.  The inventions disclosed in the 1-D Patents, Bias Scan Patents, Dual Field Patents and Wiggler Patents, including the patents and patent applications identified on Exhibits 1-4 attached hereto, including any subsequent applications and all divisions, extensions, renewals, substitutes, reexaminations, reissues, continuations, continuations-in-part and foreign counterparts thereof (collectively, the “Purchased Patents”);

(b)                                Know-How.  The Know-How related to the inventions disclosed in the Purchased Patents including any Know-How related to Hydrogen Wafers and the Hydrogen Separation Field;

(c)                                 Contracts.  All of Ibis’s rights and benefits under the Zimec-Ibis 1-D High Current Oxygen Machine Consulting Agreement related to Proprietary Information (as defined therein);

(d)                                Title and the right to sue and recover damages for any past, present and future infringements of the Purchased Patents; and

(e)                                 Proceeds.  The right to receive any royalties or other payments made by the licensees under the [**]

(f)

Section 3.2.  No Assumption of Liabilities.  Nissin is only purchasing the Purchased Assets and Nissin will not assume or be liable for any liabilities or obligations of any kind whatsoever of Sellers.  All such liabilities and obligations of the Sellers shall be retained by and remain obligations of Sellers including any obligations to [**]and [**].  Sellers will retain no rights whatsoever in or to the Purchased Assets other than the licenses explicitly provided in the Simox and Hydrogen License Agreement.

Section 3.3.  Purchase Price.  The purchase price for the Purchased Assets shall be [**], to be paid by Nissin to Sellers by sending a portion of purchase price equal to one million one hundred fifty five thousand nine hundred and eighteen dollars and 48 cents ($1,155,918.48) by check or wire transfer to Ibis and by sending the remaining portion of the purchase price [**] by check or wire transfer to Zimec.

Section 3.4  Covenant in Support of Assignment.  To the extent the Sellers cannot transfer and assign any of the Purchased Assets to Nissin for any reason, then the Sellers will, and will cause their Affiliates to, assign and transfer such Purchased Assets to Nissin at the first opportunity to do so.  To the extent that any of the Sellers’ rights, title or interests in any Purchased Assets cannot be assigned and transferred by the Sellers to Nissin, then the Sellers hereby grant to the Nissin and its Affiliates, an irrevocable, perpetual, worldwide, exclusive license under such rights, title and interests in any Purchased Assets, with the right to sublicense through multiple tiers, to make, have made, use, sell, offer to sell, import and export products, product systems and processes and to reproduce, distribute, modify, enforce and otherwise exploit such rights, title and interests in any Purchased Asset in any manner for any purpose.

Section 3.5  License for [**].  The Parties acknowledge that rights under certain Purchased Patents have been previously non-exclusively licensed pursuant to the [**], that Ibis has given the notices (copies attached at Appendix 19) of this transaction required by these licenses and that these licenses remain in effect.

4.  Closing

Section 4.1.  Closing.  The closing (the “Closing”) for the purchase and sale of the Purchased Assets shall take place simultaneously at the offices of counsel for the Parties by fax with original documents to be provided promptly thereafter.

Section 4.2. Deliveries by Sellers.  At the Closing, Sellers shall deliver to Nissin the following items, the delivery of which shall be a condition to Nissin’s obligation to consummate the transactions contemplated herein:

(a)                                 the Purchased Assets; and

(b)                                duly executed copies of this Agreement and the following Exhibits:

(i) Simox and Hydrogen License Agreement

(ii) [**]

(iii) Ibis-Zimec Termination and Release Agreement

(iv) three Patent Assignment Agreements;

(c)                                 and Sellers shall have taken all steps necessary to put Nissin in custody, possession and control of any and all embodiments of the Know-How in Sellers’ possession or control.

Section 4.3.                                Deliveries by Nissin.  At the Closing, Nissin shall deliver to Sellers the following items, the delivery of which shall be a condition to Seller’s obligation to close the transactions contemplated herein:

(a)                                 payment of the purchase price according to Section 3.3;

(b)                                duly executed copies of this Agreement and the following Exhibits:

(i) Simox and Hydrogen License Agreement

(ii) [**].

Section 4.4.                                Simultaneous Closing.  All actions taken at the Closing shall be deemed to be performed simultaneously.  The Parties shall deliver such additional documents and take such additional actions as may be reasonably necessary to complete the transactions contemplated hereby.

5.                                      Prior Agreements

5.1                               Terminated Agreements.  Subject to the terms and conditions hereof, the Parties agree to terminate the following agreements as of the Effective Date, acknowledge that they have fully performed and satisfied their obligations (including any payment obligations, including, but not limited to, any payment obligations indicated in any Ibis invoice (e.g., invoice no. 3564) issued or dated on or before the Effective Date), and release each other from any remaining obligations thereunder, whether due, pending, or arising in the future, to any other Party and their Affiliates (including predecessors and successors):

Zimec-Ibis 1-D Master Agreement

Zimec-Ibis 1-D Sublicense Agreement

1-D License to Nissin

Option Exercise Agreement

Zimec-Ibis Dual Field Master Agreement

Zimec-Ibis Dual Field Cross-License Agreement

5.2                               Satisfaction of Zimec-Ibis Consulting Agreement.

Zimec acknowledges that Ibis has paid-in-full all payment obligations under the following agreement and that no future payments will become due under the following agreement and Ibis acknowledges that, subject to the continuing obligations with respect to Proprietary Information, that Zimec has discharged all of its obligations to provide consulting services under the following agreement:

Zimec-Ibis 1-D High Current Oxygen Machine Consulting Agreement

5.3  Release.  Based on the consideration provided in this Agreement, the Parties, on behalf of themselves, and their predecessors in interest, Affiliates, attorneys, employees, officers, directors, successors, and assigns do hereby fully and forever release, acquit, and discharge each other, and their predecessors in interest, parent corporations, Affiliates, officers, customers, attorneys, employees and directors from any and all Losses arising from any known and unknown Claims arising at any time, before or after the Effective Date, with respect or related to any acts or omissions related to the agreements listed in Sections 5.1 and 5.2 occurring prior to the Effective Date.

5.4  Covenant.  Effective as of the Closing, the Sellers hereby irrevocably and perpetually covenant and warrant that the Sellers shall not, and shall cause their Affiliates, successors, and assigns not to, sue or commence any action against Nissin or its Affiliates or their customers for past or future infringement or misappropriation of any the Purchased Patents anywhere in the world for making, having made, using, selling, offering to sell, importing, or exporting of products or services or practicing methods covered by the Purchased Patents.

6.  Further Assurances.  The Parties shall deliver such additional documents and take such additional actions as may be reasonably necessary to complete the transactions contemplated hereby.  Sellers agree to execute such further documents as Nissin may reasonably request to effectuate the transfer and to record transfer of title in the properties identified in Section 3.  Ibis hereby grants Nissin a power-of-attorney for the sole purpose of executing confirmatory assignments and recording assignments, with the appropriate patent offices, for the Purchased Patents from Ibis to Nissin.

7.  Ongoing Obligations.  After the Effective Date of the Agreement, no Party will have any obligation to prosecute or pay maintenance, annuity or other fees for any of the patents included in the Purchased Patents or take any enforcement action in respect thereof.

8.  Obligations of Zimec.  [**]

9.  [**]

10.          Representations and Warranties

The Parties represent and warrant that:

Section 10.1  Organization, Power and Standing.  Nissin, Ibis and Zimec Consulting, Inc. are duly organized, validly existing and in good standing, each having all requisite corporate power and authority to own its properties and to conduct its business as and where its business is now conducted.  Zimec Consulting, Inc. is the successor to Zimec, Inc. (Zimec, Inc. was merged into Zimec Consulting, Inc.).

Section 10.2  Power and Authority Relative to Sale of Purchased Assets.  The Parties have full corporate power and authority and have taken all required corporate action necessary to permit each to execute and deliver and to carry out the terms of this Agreement and all other documents or instruments required or contemplated hereby and none of such actions will violate any law, rule, regulation, statute or ordinance applicable to the Parties, violate any provisions of  any Party’s Certificate of Incorporation or By-Laws, each as amended, or result in any breach of, or default under, any agreement, instrument, order or judgment to which any Party is a party or by which any of its assets may be bound.

Section 10.3  Valid and Binding Obligation.  This Agreement constitutes, and each other instrument or agreement to be executed and delivered by the Parties in accordance herewith will constitute, the valid and legally binding obligation of the respective Party enforceable against the Parties in accordance with their respective terms.  The Parties will comply with and not breach any of their obligations under this Agreement and the other agreements delivered at Closing pursuant to Sections 4.2 and 4.3.  Ibis will obtain representation and warranty insurance to cover any claims, liabilities, indemnity obligations, or other damages arising out of or related to this Agreement as set forth in Section 12.13 of this Agreement.

Section 10.4  Title to Assets.  As of Closing, Nissin will receive free and clear of any Claims and Encumbrances, sole, exclusive, valid and marketable title to the Purchased Patents, subject only to the licenses contained in the Simox and Hydrogen License Agreement and the [**] and the [**].  Other than with respect to the Purchased Patents that have been prosecuted and maintained by Nissin prior to the Effective Date, none of the other Purchased Patents are expired or have been abandoned and all of the necessary registration, maintenance and renewal fees in connection therewith have been timely made and all necessary documents and certificates in connection therewith have been filed with the relevant authority in the United States or a foreign jurisdiction, as the case may be, for the purpose of maintaining the registrations or applications for registration of such patent rights.  The consummation of this Agreement will not alter, impair or extinguish any of the Purchased Assets.

Section 10.5  Pending or Threatened Litigation.  There is no pending or, to any Party’s  knowledge, threatened action, suit, investigation or proceeding relating to the Purchased Assets that would either affect the ability of any Party to consummate the transactions contemplated herein or impair or affect title to the Purchased Assets.

Section 10.6  Consents.  No consent, authorization, order or approval of any third party or governmental authority is required in connection with the transfer, assignment or conveyance by Sellers of any of the Purchased Assets.  Except as provided by in Section 9, there are no royalties or other consideration required to be paid by Nissin for the use of any of the Purchased Patents.

Section 10.7  Disclaimer.  Without limitation, the Parties disclaim any warranty that the Purchased Patents hereunder comprise all the rights and licenses necessary or desirable to practice, develop, make, sell, offer to sell or use any products and methods licensed hereunder.

11.          Indemnification

Section 11.1  Indemnification of Nissin by Sellers.   Each Seller agrees to indemnify, defend and hold Nissin harmless from and against any and all Losses that Nissin or its officers, directors, employees or Affiliates may suffer, sustain, incur or become subject to arising out of or relating or due to the breach of any express representation, warranty or obligation by such Seller contained in this Agreement or The Simox and Hydrogen License Agreement for which such Seller is given written notice within twelve (12) months of the Effective Date.

Section 11.2  Indemnification of Sellers by Nissin.  Nissin agrees to indemnify, defend and hold Sellers harmless from and against any and all Losses that Sellers or their officers, directors, employees or Affiliates may suffer, sustain, incur or become subject to arising out of or relating or due to the breach of any express representation, warranty or obligation of Nissin contained in this Agreement or The Simox and Hydrogen License Agreement for which Nissin is given written notice within twelve (12) months of the Effective Date.

Section 11.3  Procedure for Indemnification.  Any Party (the “Indemnified Party”) making a claim for indemnification hereunder shall notify the applicable other Party and/or its insurance carrier (the “Indemnifying Party”) of the claim in writing, describing the claim, the amount thereof, and the basis therefor.  The Indemnifying Party shall respond to each such claim within thirty (30) days of receipt of such notice.  If such demand is based on a claim by a third party, the Indemnifying Party shall have the right to assume control of the defense thereof, including, at its own expense, employment of counsel reasonably satisfactory to the Indemnified Party, and, in connection therewith, the Indemnified Party shall reasonably cooperate to make available to the Indemnifying Party all pertinent information under its control.  No settlement may be made by any Indemnifying Party without the consent of the Indemnified Party, unless such settlement only requires the payment of money damages and such amounts are paid in full by the Indemnifying Party and the Indemnified Party is released from all claims of the relevant third party or parties.  The Indemnified Party may, at its own expense, participate in any proceeding relating to any such claims as to which the Indemnifying Party has assumed control pursuant to this Agreement.

12.          Miscellaneous

Section 12.1  Entire Agreement. This Agreement is the entire contract between the Parties with respect to the subject matter hereof, and supersedes any prior oral or written agreements or understandings between the Parties. This Agreement may not be modified except pursuant to a written instrument signed by all Parties.

Section 12.2  Construction.  The language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Party.

Section 12.3  No Waiver.  No waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition of the Agreement shall operate as a waiver of, or an estoppel with respect to any subsequent or other failure.  No waiver of any term or provision hereof shall be effective unless in writing signed by the Party waiving such term or provision.

Section 12.4  Severability. In case any provision of this Agreement shall be declared invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.  For any such provision, the Parties shall attempt in good faith to negotiate a substitute valid and enforceable provision(s) while preserving to the fullest extent possible the intent and agreements of the Parties set forth herein.

Section 12.5  Assignment.  This Agreement and any of a Party’s duties or obligations hereunder shall not be assignable or transferable by such Party without the express prior written consent of the other Parties, except to a single purchaser or successor in ownership of substantially all of a Party’s assets related to the subject matter of this Agreement (e.g., the single purchaser or successor in ownership that may emerge as a bankruptcy action, including but not limited to any reorganized debtor).  Any assignment or transfer in violation of this section shall be void.  Subject to this paragraph, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

All of the rights granted under this Agreement shall be deemed fully retained by and vested as rights to intellectual property protected under Section 365(n) of the United States Bankruptcy Code (and similar laws in other jurisdictions) (“Section 365(n)”); and the applicable entity shall have all of the rights afforded to non-debtor licensees under Section 365(n).  A material consideration for the Parties entering into this Agreement is the acknowledgement that this Agreement may not be assigned (other than as provided by this Section), transferred or rejected by a Party or its bankruptcy trustee(s).

Section 12.6  Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the United States of America and the Commonwealth of Massachusetts without regard to conflicts of law provisions thereof, and the parties hereby submit to the exclusive jurisdiction over such disputes in the state and federal courts of the Commonwealth of Massachusetts and waive any objection to the propriety or convenience of venue in such courts.

Section 12.7  Counterparts. This Agreement may be executed manually or by facsimile transmission signature in any number of counterparts. Each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

Section 12.8  Expenses.  Each Party shall bear the expenses incurred by it relating to the transactions contemplated by this Agreement, including without limitation fees and expenses of counsel.

Section 12.9 Notices.  All notices to a Party hereto shall be in writing and delivered in person or by courier, with receipt showing acceptance signature, to such Party at its address set forth below with copies delivered as specified (or such other address as a Party may from time to time designate in writing to the other Parties):

If to Nissin:

Nissin Ion Equipment Co., Ltd.

575 Kuze Tonoshiro-cho

Minami-ku, Kyoto

601-8205, Japan

Attn: President

with a copy to:

Ropes & Gray LLP

Yusen Building 2F

3-2, Marunouchi 2-chome

Chiyoda-ku, Tokyo

100-0005 Japan

Attn: Hiroyuki Hagiwara

If to Ibis:

Ibis Technology Corporation

32 Cherry Hill Drive

Danvers, MA 01923

Attn: President

with a copy to:

Choate Hall & Stewart

Two International Place

Boston, MA 02110

Attn: Lawrence H. Gennari

If to Zimec:

Zimec Consulting, Inc

5485 Reno Corporate Dr., Ste. 600

Reno, NV 89511-2250

Attn: Hilton Glavish

with a copy to:

Fish & Richardson

225 Franklin St.

Boston, MA  02110

Attn:  John N. Williams

Notice shall be deemed given upon receipt.

Section 12.10  Confidentiality.  No party shall reveal or disclose any of the terms and conditions of this Agreement to any non-party to this Agreement except under the following conditions:

(1)           with the prior written consent of the other Parties;

(2)                                  in response to a requirement from any governmental body or court that has jurisdiction to request production of such information, whereby the recipient of this Agreement so produced shall  protect the confidentiality of the information produced to the maximum extent allowed under applicable law;

(3)                                  as otherwise required by law or legal process, whereby the recipient of this Agreement so produced agrees to protect the confidentiality of the information produced; or

(4)                                  to legal counselors, financial auditors and other similar professionals representing a Party or representing third parties (and to the third Parties, themselves) in the event of a merger or an acquisition of all or substantially all of the assets of  a Party or its Affiliates that relate to the subject matter of this Agreement, whereby the recipient of this Agreement agrees to protect the confidentiality of the information produced.

Should a Party be required to file this Agreement (or any ancillary agreement delivered at Closing) with a securities regulatory body, the Party will seek to obtain confidential treatment of mutually agreed portions of agreement(s) filed.  Notwithstanding the foregoing, the Parties may disclose the general existence of the ownership interests and licenses granted hereunder to their customers and suppliers, as a Party’s business so requires.

Section 12.11 No Joint Liability.  The obligations of Nissin, Ibis and Zimec are several, not joint, such that no such Party shall be liable or responsible in any manner with respect to the breach of this Agreement by any other such Party.

Section 12.12  Limitation of Liability.  Except for claims of fraud or indemnification, in no event shall any Party to this Agreement, nor its officers, employees, directors, shareholders, or agents, be liable for any punitive damages.  In no event shall each Seller, nor its respective officers, employees, directors, shareholders, or agents, individually or in the aggregate, be liable for damages in excess of the amount actually paid to such Seller hereunder.  Any notice for indemnification under Section 11.3 or any other notice related to money damages must be made within twelve (12) months of the Effective Date.

Section 12.13 Insurance.  Ibis shall maintain an insurance policy for twelve (12) months following the Effective Date of the Agreement with a reputable insurer and such insurance policy must be valid and enforceable for an insured amount of not less than the actual amount paid to Ibis hereunder to cover any claims, liabilities, indemnity obligations, or other damages arising out of or related to this Agreement, The Simox and Hydrogen License Agreement, and the Purchased Assets.  Nissin will be endorsed by the carrier as a loss payee pursuant to a loss payee endorsement under such policy and subrogation against any insurance Nissin may have will be waived by the carrier.  Copies of the insurance policy obtained under this paragraph shall be provided to and be reasonably acceptable to Nissin.

Intending to be bound thereby, the Parties have caused their duly authorized representatives to execute this Agreement.

Ibis Technology Corporation

By:
Name:
Title:

Nissin Ion Equipment Company, Ltd.

By:
Name:
Title:

Zimec Consulting, Inc. (d/b/a Zimec, Inc.)

By:
Name:
Title:

Dr. Hilton Glavish

EXHIBITS AND APPENDICES TO ASSET PURCHASE AGREEMENT

EXHIBITS

Tab 1   1-D  Patents

Tab 2   Bias Scan Patents

Tab 3   Dual Field Patents

Tab 4   Wiggler Patents

Tab 5   Simox and Hydrogen License Agreement

Tab 6   [**]

Tab 7   Three Patent Assignment Agreements

Tab 8   The Ibis-Zimec Termination and Release Agreement

APPENDICES

Tab 9   [**]

Tab 10A  [**]

Tab 10B   Zimec-Ibis 1-D High Current Oxygen Machine Consulting Agreement

“Consulting Agreement” made 13 November, 1989 between Ibis Technology Corp. and Zimec, Inc., Appendix 10B.

Tab 10C   [**]

Tab 11   Zimec-Ibis 1-D Master Agreement

“Master Agreement”, effective as of August 7, 1992, between Dr. Hilton Glavish (acting for himself and on behalf of Zimec, Inc.) and Ibis Technology Corporation, executed by both parties on 12/21/1993, Appendix 11.

Tab 12   Zimec-Ibis 1-D Sublicense Agreement

“Sublicense Agreement” attached as Exhibit A to “Master Agreement”, between Dr. Hilton Glavish (acting for himself and on behalf of Zimec, Inc.) and Ibis Technology Corporation, executed by both parties on 12/21/1993 and re-executed by them on 3/9/1995, Appendix 12.

Tab 13   Zimec-Ibis Dual Field Master Agreement

“Master Agreement-Zero Field Correction”, effective as of August 7, 1994, between Hilton Glavish (acting for himself and Zimec, Inc.) and Ibis Technology Corporation, executed by Dr. Glavish on 05-14-1997 and on behalf of Ibis on 5-1-1997, Appendix 13.

Tab 14   Zimec-Ibis Dual Field Cross-License Agreement

“Cross License Agreement” attached as Exhibit A to Master Agreement-Zero Field Correction, effective as of August 7, 1994, between Dr. Hilton Glavish (acting for himself and on behalf of Zimec, Inc.) and Ibis Technology Corporation, executed by Dr. Glavish on 05/14/1997 and on behalf of Ibis on 5/1/1997, Appendix 14.

Tab 15   [**]

Tab 16   [**]

Tab 17   1-D License to Nissin

“License Option Agreement” effective 3rd day of June, 1994  between Nissin Electric Co., Ltd and Ibis Technology Corporation, executed on behalf of Nissin Electric on 6-15-1994 and on behalf of Ibis on 6-3-1994, recently assigned by Nissin Electric to Nissin Ion, Appendix 17.

Tab 18   Option Exercise Agreement

“Agreement” between Nissin Electric Co., Ltd. and Ibis Technology Corporation, effective September 1, 1994, Appendix 18.

Tab 19   [**]